                                                                     EXHIBIT 8.9

                            INDEMNIFICATION AGREEMENT


         THIS AGREEMENT, made and entered into as of the 11th day of November, 1998, by and between TEXAS TBS, INC., a Texas corporation whose address for purposes of this Agreement is 6250 North Houston Rosslyn Road Houston, Texas 77091-3410, as indemnitor; and CHARLES D. McPHAIL ("CDMP" herein), whose address for purposes of this Agreement is 15411 Fawn Villa, Houston, Texas 77068, as indemnitee; WITNESSETH THAT:

         WHEREAS, TOTAL BUILDING SYSTEMS, INC. is merging with TEXAS TBS, INC., and TEXAS TBS, INC. will be the survivor of that merger, as provided in that certain Plan of Merger of even date herewith by and between the parties hereto; and

         WHEREAS, TOTAL BUILDING SYSTEMS, INC. is an active business entity and a going concern with debts and obligations to third parties, incurred in the ordinary course of business and otherwise; and

         WHEREAS, under Article 5.06 of the Texas Business Corporation Act, upon the merger the existence of TOTAL BUILDING SYSTEMS, INC. will cease, and the ownership of property and allocation of liabilities and obligations of TOTAL BUILDING SYSTEMS, INC. will vest in and be allocated to TEXAS TBS, INC.; and

         WHEREAS, under that certain Acquisition / Merger Agreement dated November 11, 1998, by and between MEGAWORLD, INC., TOTAL BUILDING SYSTEMS, INC., and CDMP, both MEGAWORLD and TEXAS TBS, INC. must each indemnify CDMP from and against certain risks and liabilities; and

         WHEREAS, CDMP, individually and as a shareholder of TOTAL BUSINESS SYSTEMS, INC., entered into the said Acquisition / Merger Agreement and is participating in the above-described merger in reliance upon compliance by MEGAWORLD, INC. and TEXAS TBS, INC. with the terms and conditions of the Acquisition / Merger Agreement, including without limitation execution of, and compliance with, this agreement by TEXAS TBS, INC.;

         NOW, THEREFORE, for and in consideration of the premises, TEXAS TBS, INC. does hereby agree to defend, indemnify, and hold harmless CDMP, his agents, personal representatives, heirs, successors, and assigns from and against all loss, cost, risk, and expense arising from, or in any manner related to, any obligation of TOTAL BUSINESS SYSTEMS, INC. ("TBS" herein), including without limitation the following:

1. All obligations of TBS for which CDMP has given a personal guarantee (or acted as co-signer or co-obligor) to any extent, and particularly including without limitation any and all debt and other obligations of TBS to Compass Bank and all obligations of CDMP under any guarantee of any part thereof; and

2. Any and all loss, cost, risk, expense, claims, demands, causes of action, and liabilities arising out of, or in any manner related to, CDMP's capacity heretofore as an officer or director, or both, of TBS, including without limitation any and all acts and omissions in either capacity, and even including the negligence of CDMP, to the maximum extent that TBS could have so indemnified CDMP under the Texas Business Corporation Act, except for acts and omissions by CDMP which have been found by final judgment of a court of competent jurisdiction to have been gross negligence, violation of fiduciary duty, or crime of moral turpitude; and the indemnity hereunder shall extend to all expenses actually and necessarily incurred by CDMP in connection with the defense of any action, suit, or proceeding in which CDMP is made a party by reason of being or having been such director or officer, including without limitation costs of investigation, expert witness fees, travel expenses, and attorney's fees and


Page 1
Indemnification Agreement                          Initials of Texas TBS: /s/CDM
Indemnitor: Texas TBS, Inc.
Indemnitee: Charles D. McPhail                          Initials of CDMP: /s/CDM

3. All losses, costs, claims, demands, suits, liability, and expense with respect to TBS which arise out of or relate to the ownership or operation of the assets of TBS by TEXAS TBS, INC. and MegaWorld, or either of them, or which in any manner relate to the condition of the premises and equipment for any event which may occur or condition which may arise from and after the Closing under the Acquisition / Merger Agreement.

         TEXAS TBS, INC. does further agree to defend, indemnify, and hold harmless TBS and CDMP and their respective officers, directors, agents, servants, employees, affiliated companies, heirs, successors, assigns, and personal representatives from and against any and all loss, cost, risk, and expense arising directly or indirectly, whether before or after Closing under the Acquisition / Merger Agreement, from the failure, or alleged failure, by TEXAS TBS, INC. and MegaWorld, or either of them, to comply with any applicable governmental laws, orders, rules, and regulations, or failure to comply with any obligations, terms, or conditions of any contract, obligation, or agreement of TBS.

         TEXAS TBS, INC. further does hereby release, forever discharge, and acquit CDMP, his successors, assigns, agents, servants, and personal representatives, of and from any and all claims, demands, damages, actions, causes of action, and liabilities of whatsoever kind or nature, whether heretofore or hereafter accruing, or whether now known or unknown by the parties, for or on account of any matter or thing done, omitted, or suffered to be done by CDMP in his capacity as an officer or director or both of TBS.

         The shareholders of TEXAS TBS, INC. join in execution of this instrument it evidence their consent hereto and to adopt, ratify, and confirm this agreement. MegaWorld, Inc. and CDMP are all of the shareholders of TEXAS TBS, INC.

         The indemnification and releases provided for herein shall be given the broadest interpretation so as to provide the maximum protection for CDMP, his agents, personal representatives, heirs, successors, and assigns.

INDEMNITOR:                                       INDEMNITEE:

TEXAS TBS, INC.

                                                  /s/ Charles D. McPhail
                                                  ----------------------
By: /s/ Charles D. McPhail                        CHARLES D. McPHAIL
    ----------------------
    Charles D. McPhail, President

SHAREHOLDERS OF INDEMNITOR:

MEGAWORLD, INC.

                                                  /s/ Charles D. McPhail
                                                  ----------------------
By: /s/ Irwin C. Roll                             CHARLES D. McPHAIL
    -----------------
    Name: Irwin C. Roll
    Office: President

[w7 tbs]tbstxindemn

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Indemnification Agreement                          Initials of Texas TBS: /s/CDM
Indemnitor: Texas TBS, Inc.
Indemnitee: Charles D. McPhail                          Initials of CDMP: /s/CDM